                                                  JENNISON ASSOCIATES LLC

                                                      CODE OF ETHICS,

                                                 POLICY ON INSIDER TRADING

                                                            AND

                                                  PERSONAL TRADING POLICY

                                                  As Amended, May 8, 2003
                                                  -----------------------

                                                         SECTION I
                                                         ---------

                                                      CODE OF ETHICS

                                                            FOR

                                                  JENNISON ASSOCIATES LLC

         This Code sets forth rules, regulations and standards of conduct for the employees of Jennison Associates LLC.
It bears the approval of the Corporation's Board of Directors and applies to Jennison Associates and all subsidiaries.

         The Code incorporates The Prudential Insurance Company of America's ethics policies as well as additional policies specific to Jennison Associates LLC.  Prudential's Code of Ethics, "Making the Right Choices," may be found as
Exhibit Q in Jennison Associates' Compliance Manual.

         The prescribed guidelines assure that the high ethical standards long maintained by Jennison continue to be applied.  The purpose of the Code is to preclude circumstances which may lead to or give the appearance of conflicts of interest, insider trading, or unethical business conduct.  The rules prohibit certain activities and personal financial interests as well as require disclosure of personal investments and related business activities of all directors, officers and employees.

         ERISA and the federal securities laws define an investment advisor as a fiduciary who owes his clients a duty of undivided loyalty, who shall not engage in any activity in conflict with the interests of the client.  As a fiduciary, our personal and corporate ethics must be above reproach.  Actions which expose any of us or the organization to even the appearance of impropriety must not occur.

         The excellent name of our firm continues to be a direct reflection of the conduct of each of us in everything we
do.

         Being fully aware of and strictly adhering to the Code of Ethics is the responsibility of each Jennison
Associates employee.

         1.       CONFIDENTIAL INFORMATION
                  ------------------------

         Employees may become privy to confidential information (information not generally available to the public)
concerning the affairs and business transactions of Jennison, companies researched by us for investment, our present and prospective clients, suppliers, officers and other staff members.  Confidential information also includes trade secrets and other proprietary information of the Corporation such as business or product plans, systems, methods, software, manuals and client lists.  Safeguarding confidential information is essential to the conduct of our business.  Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know.

A)       Personal Use:

                  Confidential information obtained or developed as a result of employment with the Corporation is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain.  Use or disclosure of such information could result in civil or criminal penalties against the Corporation or the individual responsible for disclosing such information.

         Further guidelines pertaining to confidential information are contained in the "Policy Statement on Insider
Trading" (Set forth on page 7 in the section dedicated specifically to Insider Trading).

B)       Release of Client Information:

                  All requests for information concerning a client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to Karen E. Kohler.
         No information may be released, nor should the client involved be contacted, until so directed by Karen E. Kohler.

                  In order to preserve the rights of our clients and to limit the firm's liability concerning the release of client proprietary information, care must be taken to:

|_|      Limit use and discussion of information obtained on the job to normal business activities.

|_|      Request and use only information which is related to our business needs.

|_|      Restrict access to records to those with proper authorization and legitimate business needs.

|_|      Include only pertinent and accurate data in files which are used as a basis for taking action or making decisions.

         2.       CONFLICTS OF INTEREST
                  ---------------------

         You should avoid actual or apparent conflicts of interest - that is, any personal interest outside the Company which could be placed ahead of your obligations to our clients, Jennison Associates or The Prudential Insurance Company
of America.  Conflicts may exist even when no wrong is done.  The opportunity to act improperly may be enough to create the appearance of a conflict.

         We recognize and respect an employee's right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation which could result in a conflict of interest or even the appearance of a conflict.  Whether or not a conflict exists will be determined by the Company, not by the employee involved.

         To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted:

                  A)       YOU MAY NOT, without first having secured prior approval from the Board of Directors, serve as a director, officer, employee, partner or trustee - nor hold any other position of substantial interest - in any outside business enterprise.  You do not need prior approval, however, if the following three conditions are met:
         one, the enterprise is a family firm owned principally by other members of your family; two, the family business is not doing business with Jennison or The Prudential; and three, the services required will not interfere with your duties or your independence of judgment.  Significant involvement by employees in outside business activity is generally unacceptable.  In addition to securing prior approval for outside business activities, you will be required to disclose all relationships with outside enterprises annually.

                  * Note: The above deals only with positions in business enterprises.  It does not affect Jennison's practice of permitting employees to be associated with governmental, educational, charitable, religious or other civic organizations.  These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

                  B)       YOU MAY NOT act on behalf of Jennison in connection with any transaction in which you have a personal interest.  This rule does not apply to any personal interest resulting from your participation in any
         Jennison or Prudential plan in the nature of incentive compensation, or in the case of a plan which provides for direct participation in specific transactions by Jennison's Board of Directors.

                  C)       YOU MAY NOT, without prior approval from the Board of Directors, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with Jennison or
         The Prudential, or is engaged in businesses similar to any business engaged in by Jennison.  A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or $10,000 if that amount is larger, or involving an ownership interest greater than 2 percent of the outstanding equity interests.  You do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises which are publicly owned.

                  D)       YOU MAY NOT, without prior approval of the Board of Directors, engage in any transaction involving the purchase of products and/or services from Jennison, except on the same terms and conditions as they are offered to the public.  Plans offering services to employees approved by the Board of Directors are exempt from this rule.

                  E)       YOU MAY NOT purchase an equity interest in any competitor.  Employees and their immediate families are also prohibited from investing in securities of a client or supplier with whom the staff member regularly deals even if the securities are widely traded.

         3.       OTHER BUSINESS ACTIVITIES
                  -------------------------

                  A)       ISSUES REGARDING THE RETENTION OF SUPPLIERS: The choice of our suppliers must be based on quality, reliability, price, service, and technical advantages.

                  B)       GIFTS: Jennison employees and their immediate families should not solicit, accept, retain or provide any gifts or favors which might influence decisions you or the recipient must make in business transactions involving Jennison or which others might reasonably believe could influence those decisions.  Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

                  Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business courtesies (i.e., meals or golf games); non-cash gifts of nominal value (such as received at Holiday time); gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held as approved by the Corporation.  Entertainment which satisfies these requirements and conforms to generally accepted business practices also is permissible.  Please reference the Gifts and
         Entertainment section of Jennison Associates' Compliance Manual for a more detailed explanation of Jennison's policy towards gifts and entertainment.

                  C)       IMPROPER PAYMENTS - KICKBACKS: In the conduct of the Corporation's business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to, the
         Corporation.

                  D)       BOOKS, RECORDS AND ACCOUNTS: The integrity of the accounting records of the Corporation is essential.  All receipts and expenditures, including personal expense statements must be supported by documents that accurately and properly describe such expenses.  Staff members responsible for approving expenditures or for keeping books, records and accounts for the Corporation are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Corporation are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Corporation including the disposition of its assets and liabilities.  The falsification of any book, record or account of the
         Corporation, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited.  Disciplinary action will be taken against employees who violate these rules, which may result in dismissal.

                  E)       LAWS AND REGULATIONS: The activities of the Corporation must always be in full compliance with applicable laws and regulations.  It is the Company's policy to be in strict compliance with all laws and regulations applied to our business.  We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret.  Good faith efforts to follow the spirit and intent of all laws is expected.  To ensure compliance, the Corporation intends to educate its employees on laws related to Jennison's activities which may include periodically issuing bulletins, manuals and memoranda.  Staff members are expected to read all such materials and be familiar with their content.

                  F)       OUTSIDE ACTIVITIES & POLITICAL AFFILIATIONS: Jennison Associates does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance in accordance with procedures adopted by Jennison's Board of Directors.  Employees may, of course, make political contributions, but only on their own behalf; they will not be reimbursed by the Company for such contributions.

                  Legislation generally prohibits the Corporation or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, granting loans at preferential rates or providing non-financial support to a political candidate or party by donating office facilities.  Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

                  Employees are free to seek and hold an elective or appointive public office, provided you do not do so as a representative of the Company.  However, you must conduct campaign activities and perform the duties of the office in a manner that does not interfere with your responsibilities to the firm.

         4.       COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION OF THE CODE OCCURS
                  -----------------------------------------------------------------------

         Each year all employees will be required to complete a form certifying that they have read this booklet, understand their responsibilities, and are in compliance with the requirements set forth in this statement.

         This process should remind us of the Company's concern with ethical issues and its desire to avoid conflicts of interest or their appearance.  It should also prompt us to examine our personal circumstances in light of the Company's philosophy and policies regarding ethics.

         Certain key employees will be required to complete a form verifying that they have complied with all company procedures and filed disclosures of significant personal holdings and corporate affiliations.

         If any staff member has reason to believe that any situation may have resulted in a violation of any provision of the Code of Ethics, whether by that staff member or by another, the matter must be reported promptly to Karen E. Kohler.

         Violation of any provision of the Code of Ethics by any staff member may constitute grounds for disciplinary action, including dismissal.

                                                        SECTION II
                                                        ----------

                                                      INSIDER TRADING

         As a result of recent legislative events, particularly the enactment of the Insider Trading and Securities Fraud
Enforcement Act of 1988, the Securities Exchange Acts and the Investment Advisors Act of 1940 require that all investment advisors establish, maintain and enforce policies and supervisory procedures designed to prevent the misuse of material, non-public information by such investment advisor, and any associated person.

         This section of the Code sets forth Jennison Associates' policy statement on insider trading.  It explains some of the terms and concepts associated with insider trading, as well as the civil and criminal penalties for insider trading violations.  In addition, it sets forth the necessary procedures required to implement Jennison Associates'
Insider Trading Policy Statement.

         This policy applies to all Jennison Associates' employees, as well as the employees of all affiliated companies.

         1.       JENNISON ASSOCIATES' POLICY STATEMENT AGAINST INSIDER TRADING
                  -------------------------------------------------------------

         When contemplating a transaction for your personal account, or an account in which you may have a direct or indirect personal or family interest, we must be certain that such transaction is not in conflict with the interests of our clients.  Specific rules in this area are difficult, and in the final analysis, each of us must make our own determination as to whether a transaction is in conflict with client interests.  Although it is not possible to anticipate all potential conflicts of interest, we have tried to set a standard that protects the firm's clients, yet is also practical for our employees.  The Company recognizes the desirability of giving its corporate personnel reasonable freedom with respect to their investment activities, on behalf of themselves, their families, and in some cases, non-client accounts (i.e., charitable or educational organizations on whose boards of directors corporate personnel serve).  However, personal investment activity may conflict with the interests of the Company's clients.  In order to avoid such conflicts - or even the appearance of conflicts - the Company has adopted the following policy:

                  Jennison Associates LLC forbids any director, officer or employee from trading, either personally or on behalf of clients or others, on material, non-public information or communicating material, non-public information to others in violation of the law.  Said conduct is deemed to be "insider trading."  Such policy applies to every director, officer and employee and extends to activities within and outside their duties at
         Jennison Associates.

         Every director, officer, and employee is required to read and retain this policy statement.  Questions regarding
Jennison Associates' Insider Trading policy and procedures should be referred to Karen E. Kohler, Mirry Hwang or
Stephanie Willis.

         2.       EXPLANATION OF RELEVANT TERMS AND CONCEPTS
                  ------------------------------------------

         Although insider trading is illegal, Congress has not defined "insider," "material" or "non-public information."
Instead, the courts have developed definitions of these terms.  Set forth below are very general descriptions of these terms.  However, it is usually not easily determined whether information is "material" or "non-public" and, therefore, whenever you have any questions as to whether information is material or non-public, consult with Karen E. Kohler.  Do not make this decision yourself.

                  A)       Who is an Insider?

                  The concept of an "insider" is broad. It includes officers, directors and employees of a company.  A person may be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.
         Examples of temporary insiders are the company's attorneys, accountants, consultants and bank lending officers, as well as the employees of such organizations.  Jennison Associates and its employees may become "temporary insiders" of a company in which we invest, in which we advise, or for which we perform any other service.  An outside individual may be considered an insider, according to the Supreme Court, if the company expects the outsider to keep the disclosed non-public information confidential or if the relationship suggests such a duty of confidentiality.

                  B)       What is Material Information?

                  Trading on inside information is not a basis for liability unless the information is material.  Material
         Information is defined as:

|_|      Information, for which there is a substantial likelihood, that a reasonable investor would consider important in making his or her investment decisions, or

|_|      Information that is reasonably certain to have a substantial effect on the price of a company's securities.

                  Information that directors, officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, a significant increase or decline in orders, significant new products or discoveries, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  In addition, knowledge about Jennison Associates' trading information and patterns may be deemed material.

                  C)       What is Non-public Information?

                  Information is "non-public" until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally available to the public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economics Services, The Wall
                                                                                      ------- --------- --------  --- ----
         Street Journal or other publications of general circulation would be considered public.
         ------ -------

                  D)       Misappropriation Theory

                  Under the "misappropriation" theory liability is established when trading occurs on material non-public information that is stolen or misappropriated from any other person.  In U.S. v. Carpenter, a columnist defrauded
                                                                                  ---- -- ---------
         The Wall Street Journal by stealing non-public information from the Journal and using it for trading in the
         --- ---- ------ -------                                             -------
         securities markets.  Note that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

                  E)       Who is a controlling person?

                  "Controlling persons" include not only employers, but any person with power to influence or control the direction of the management, policies or activities of another person.  Controlling persons may include not only the Company, but its directors and officers.

         3.       PENALTIES FOR INSIDER TRADING VIOLATIONS
                  ----------------------------------------

         Penalties for trading on or communicating material non-public information are more severe than ever.  The individuals involved in such unlawful conduct may be subject to both civil and criminal penalties.  A controlling person may be subject to civil or criminal penalties for failing to establish, maintain and enforce Jennison Associates' Policy
Statement against Insider Trading and/or if such failure permitted or substantially contributed to an insider trading violation.

         Individuals can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  A)       CIVIL INJUNCTIONS

                  B)       TREBLE DAMAGES

                  C)       DISGORGEMENT OF PROFITS

                  D)       JAIL SENTENCES - Under the new laws, the maximum jail sentences for criminal securities law violations increased from 5 years to 10 years.

                  E)       CIVIL FINES - Persons who committed the violation may pay up to three times the profit gained or loss avoided, whether or not the person actually benefited.

                  F)       CRIMINAL FINES - The employer or other "controlling persons" may pay up to $2,500,000.

                  G)       Violators will be barred from the securities industry.

                                                        SECTION III
                                                        -----------

                                            IMPLEMENTATION PROCEDURES & POLICY

         The following procedures have been established to assist the officers, directors and employees of Jennison
Associates in preventing and detecting insider trading as well as to impose sanctions against insider trading.  Every officer, director and employee must follow these procedures or risk serious sanctions, including possible dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult Karen E. Kohler, Mirry Hwang or Stephanie Willis.

         1.       Identifying Inside Information
                  ------------------------------

         Before trading for yourself or others, including client accounts managed by Jennison Associates, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

A)       Is the information material?

|_|      Would an investor consider this information important in making his or her investment decisions?

|_|      Would this information substantially effect the market price of the securities if generally disclosed?

B)       Is the information non-public?

|_|      To whom has this information been provided?

|_|      Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall
                                                                                                    -------  --- ----
                  Street Journal, or other publications of general circulation?
                  ------ -------

         If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

                  A)       Report the matter immediately to Karen E. Kohler, Mirry Hwang or Stephanie Willis.  If neither are available you should contact Mirry Hwang or Stephanie Willis.

                  B)       Do not repurchase or sell the securities on behalf of yourself or others, including client accounts managed by Jennison Associates.

                  C)       Do not communicate the information inside or outside Jennison Associates, other than to Karen
         E. Kohler, Mirry Hwang or Stephanie Willis.

                  D)       After Karen E. Kohler, Mirry Hwang or Stephanie Willis have reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

         2.       Restricting Access to Material Non-public Information
                  -----------------------------------------------------

         Information that you identify as material and non-public may not be communicated to anyone, including persons within Jennison Associates LLC, except as provided above.  In addition, care should be taken so that such information is secure.  For example, files containing material non-public information should be locked; access to computer files containing non-public information should be restricted.

         Jennison employees have no obligation to the clients of Jennison Associates to trade or recommend trading on the basis of material, non-public (inside) information in their possession.  Jennison's fiduciary responsibility to its clients requires that the firm and its employees regard the limitations imposed by Federal securities laws.

         3.       Allocation of Brokerage
                  -----------------------

         To supplement its own research and analysis, to corroborate data compiled by its staff, and to consider the views and information of others in arriving at its investment decisions, Jennison Associates, consistent with its efforts to secure best price and execution, allocates brokerage business to those broker-dealers in a position to provide such services.

         It is the firm's policy not to allocate brokerage in consideration of the attempted furnishing of material non-public (inside) information.  Employees, in recommending the allocation of brokerage to broker-dealers, should not give consideration to the provision of any material non-public (inside) information.  The policy of Jennison Associates as set forth in this statement should be brought to the attention of such broker-dealer.

         4.       RESOLVING ISSUES CONCERNING INSIDER TRADING
                  -------------------------------------------

         If doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures and standards, or as to the propriety of any action, it must be discussed with Karen E. Kohler, Mirry Hwang or Stephanie Willis before trading or communicating the information to anyone.

         This code will be distributed to all Jennison Associates personnel.  Periodically or upon request, Karen E.
Kohler will meet with such personnel to review this statement of policy, including any developments in the law and to answer any questions of interpretation or application of this policy.

         From time to time this statement of policy will be revised in the light of developments in the law, questions of interpretation and application, and practical experience with the procedures contemplated by the statement.

                                                        SECTION IV
                                                        ----------

                                        JENNISON ASSOCIATES PERSONAL TRADING POLICY

         1.       GENERAL POLICY AND PROCEDURES
                  -----------------------------

         The management of Jennison Associates is fully aware of and in no way wishes to deter the security investments of its individual employees.  The securities markets, whether equity, fixed income, international or domestic, offer individuals alternative methods of enhancing their personal investments.

         Due to the nature of our business and our fiduciary responsibility to our client funds, we must protect the firm and its employees from the possibilities of both conflicts of interest and illegal insider trading in regard to their personal security transactions.

         We have adopted the following policies and procedures on employee personal trading to insure against violations of the law.  These policies and procedures are in addition to those set forth in the Code of Ethics and the Policy
Statement Against Insider Trading.

         2.       RECORDKEEPING REQUIREMENTS
                  --------------------------

         Jennison Associates, as an investment advisor, is required by Rule 204-2 under the Investment Advisers Act of
1940, to keep records of every transaction in securities in which any of its personnel has any direct or indirect beneficial ownership, except transactions effected in any account over which neither the investment adviser nor any advisory representative of the investment adviser has any direct or indirect influence or control and transactions in securities which are direct obligations of the United States, mutual funds and high-quality short-term instruments.  This includes transactions for the personal accounts of an employee, as well as, transactions for the accounts of other members of their immediate family (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control and trusts of which they are trustees or other accounts in which they have any direct or indirect beneficial interest or direct or indirect influence or control, unless the investment decisions for the account are made by an independent investment manager in a fully discretionary account.  Jennison recognizes that some of its employees may, due to their living arrangements, be uncertain as to their obligations under this Personal Trading Policy.  If an employee has any question or doubt as to whether they have direct or indirect influence or control over an account, he or she must consult with the Compliance Department as to their status and obligations with respect to the account in question.

         In addition, Jennison, as a subadviser to investment companies registered under the Investment Company Act of
1940 (e.g., mutual funds), is required by Rule 17j-1 under the Investment Company Act to review and keep records of personal investment activities of "access persons" of these funds, unless the access person does not have direct or indirect influence or control of the accounts.  An "access person" is defined as any director, officer, general partner or Advisory Person of a Fund or Fund's Investment Adviser.  "Advisory Person" is defined as any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of investments by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales.  Jennison's "access persons" and "advisory persons" include Jennison's employees and any other persons that Jennison may designate.

                  A)       Jennison Employees

                  All Jennison employees are Access Persons and are required to provide the Compliance Department with the following:

                           1)       Initial Holdings Reports:

                           Within 10 days of commencement of employment, an initial holdings report detailing all personal investments (including private placements, and index futures contracts and options thereon, but excluding US Treasury securities, mutual fund shares, and short-term high quality debt instruments). The report should contain the following information:

                                    a.      The title, number of shares and principal amount of each investment in which the Access Person had any direct or indirect beneficial ownership;

                                    b.      The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access
                           Person; and

                                    c.      The date that the report is submitted by the Access Person.

                           2)       Quarterly Reports:

                                    a.      Transaction Reporting:

                                    Within 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in investments in which the Access Person had any direct or indirect beneficial ownership:

                                            i)       The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each investment involved;

                                            ii)      The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                                            iii)     The price of the investment at which the transaction was effected;

                                            iv)      The name of the broker, dealer or bank with or through which the transaction was effected; and

                                            v)       The date that the report is submitted by the Access Person.

                                    b.      Personal Securities Account Reporting:

                                    Within 10 days after the end of a calendar quarter, with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                                            i)       The name of the broker, dealer or bank with whom the Access Person established the account;

                                            ii)      The date the account was established; and

                                            iii)     The date that the report is submitted by the Access Person.

                                    To facilitate compliance with this reporting requirement, Jennison Associates requires that a duplicate copy of all trade confirmations and brokerage statements be supplied directly to Jennison Associates' Compliance Department and to the Prudential's Corporate Compliance
                           Department.  In addition, the Compliance Department must also be notified immediately upon the creation of any new personal investment accounts.

                           3)       Annual Holdings Reports:

                           Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                                    a.      The title, number of shares and principal amount of each investment in which the Access Person had any direct or indirect beneficial ownership;

                                    b.      The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access
                           Person; and

                                    c.      The date that the report is submitted by the Access Person.

                           4)       A copy of all discretionary investment advisory contracts or agreements between the officer, director or employee and his investment advisors.

                           5)       A copy of Schedule B, Schedule D, and Schedule E from federal income tax returns on an annual basis.

                  B)       Other Persons Defined by Jennison as Access Persons

                  Other Persons Defined by Jennison as Access Persons include individuals who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients.  These individuals or groups of individuals are identified on Exhibit C and will be required to comply with such policies and procedures that Jennison deems necessary.  These policies and procedures are specified on Exhibit C.

         3.       PRE-CLEARANCE PROCEDURES
                  ------------------------

         All employees of Jennison Associates may need to obtain clearance from the Jennison Personal Investment Committee prior to effecting any securities transaction in which they or their immediate families (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control, have a beneficial interest on behalf of a trust of which they are trustee, or for any other account in which they have a beneficial interest or direct or indirect influence or control.
Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the
"Compliance and Reporting of Personal Transactions Matrix" found on Exhibit A.

         Please note, voluntary tender offers are a recent addition to the "Compliance and Reporting of Personal
Transactions" matrix.  They are both a reportable transaction and one that requires pre-approval.  Approval of tendering shares into a tender offer shall be determined on a case-by-case basis by the Jennison Personal Investment Committee.

         The Jennison Personal Investment Committee will make its decision of whether to clear a proposed trade on the basis of the personal trading restrictions set forth below.  A member of the Compliance Department shall promptly notify the individual of approval or denial to trade the requested security.  Notification of approval or denial to trade may be verbally given as soon as possible; however, it shall be confirmed in writing within 24 hours of the verbal notification.  Please note that the approval granted will be valid only for that day in which the approval has been
                                                                   ----
obtained; provided, however, that approved orders for securities traded in certain foreign markets may be executed within
2 business days from the date pre-clearance is granted, depending on the time at which approval is granted and the hours of the markets on which the security is traded are open.  In other words, if a trade was not effected on the day for which approval was originally sought, a new approval form must be re-submitted on each subsequent day in which trading may occur.  Or, if the security for which approval has been granted is traded on foreign markets, approval is valid for an additional day (i.e., the day for which approval was granted and the day following the day for which approval was granted).

         Only transactions where the investment decisions for the account are made by an independent investment manager in a fully discretionary account will be exempt from the pre-clearance procedures.  Copies of the agreement of such discretionary accounts, as well as transaction statements or another comparable portfolio report, must be submitted on a quarterly basis to the Compliance Department for review and record retention.

         Written notice of your intended securities activities must be filed for approval prior to effecting any
         --------------------------------------------------------------------------------------------------------
transaction for which prior approval is required.  The name of the security, the date, the nature of the transaction
-------------------------------------------------
(purchase or sale), the price, the name and relationship to you of the account holder (self, son, daughter, spouse, father, etc.), and the name of the broker-dealer or bank involved in the transaction must be disclosed in such written notice.  Such written notice should be submitted on the Pre-Clearance Transaction Request Forms (Equity/Fixed Income)
which can be obtained from the Compliance Department.  If proper procedures are not complied with, action will be taken against the employee.  All violations shall go before Jennison's Compliance Committee and are reported on an annual basis to the Jennison Board of Directors.  The violators may be asked to reverse the transaction and/or transfer the security or profits gained over to the accounts of Jennison Associates.  In addition, penalties for personal trading violations shall be determined in accordance with the penalties schedule set forth in Section 5, "Penalties for Violating Jennison
Associates' Personal Trading Policies."  Each situation and its relevance will be given due weight.  If non-compliance with the pre-clearance procedure becomes repetitive, dismissal, by the Board of Directors, of the employee can result.

         4.       PERSONAL TRADING POLICY
                  -----------------------

         The following rules, regulations and restrictions have been set forth by the Board of Directors and apply to the personal security transactions of all employees.  These rules will govern whether clearance for a proposed transaction will be granted.  These rules also apply to the sale of securities once the purchase of a security has been pre-approved and completed.

         No director, officer or employee of the Company may effect for himself, an immediate family member (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control, or any trust of which they are trustee, or any other account in which they have a beneficial interest or direct or indirect influence or control any transaction in a security, or recommend any such transaction in a security, of which, to his/her knowledge, the Company has effected the same for any of its clients, if such transaction would in any way conflict with, or be detrimental to, the interests of such client, or if such transaction was effected with prior knowledge of material, non-public information.

         Except in particular cases in which the Jennison Personal Investment Committee has determined in advance that proposed transactions would not conflict with the foregoing policy, the following rules shall govern all transactions
(and recommendations) by all Jennison employees for their own accounts, for their immediate family's accounts (including accounts of the spouse, minor children, and adults living in the same household with the officer, director, or employee)
for which they or their spouse have any direct or indirect influence or control, and any trust of which they are trustee, or any other account in which they have a beneficial interest or direct or indirect influence or control.  The provisions of the following paragraphs do not necessarily imply that the Jennison Personal Investment Committee will conclude that the transactions or recommendations to which they relate are in violation of the foregoing policy, but rather are designed to indicate the transactions for which prior approval should be obtained to ensure that no conflict occurs.
                                                ----- --------

                  A)       Blackout Periods

                           1)       Neither any security recommended, or proposed to be recommended to any client for purchase, nor any security purchased or proposed to be purchased for any client may be purchased by any corporate personnel if such purchase will interfere in any way with the orderly purchase of such security by any client.

                           2)       Neither any security recommended, or proposed to be recommended to any client for sale, nor any security sold, or proposed to be sold, for any client may be sold by any corporate personnel if such sale will interfere in any way with the orderly sale of such security by any client.

                           3)       No security may be sold after being recommended to any client for purchase or after being purchased for any client, and no security may be purchased after being recommended to any client for sale or after being sold for any client, if the sale or purchase is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

                           4)       In order to prevent even the appearance of a violation of this rule or a conflict of interest with a client account, you should refrain from trading in the seven (7) calendar days before
                                                  ----------------------------------------------------------------------
                  and after Jennison trades in that security.
                  ---------

                           If an employee trades during a blackout period, disgorgement may be required.  For example, if an Employee's trade is pre-approved and executed and subsequently, within seven days of the transaction, the Firm trades on behalf of Jennison's clients, the Jennison Personal Investment Committee shall review the personal trade in light of firm trading activity and determine on a case by case basis the appropriate action.  If the Personal Investment Committee finds that a client is disadvantaged by the personal trade, the trader may be required to reverse the trade and disgorge to the firm any difference
                                                                ----------------------------------------------------------
                  due to any incremental price advantage over the client's transaction.
                  ---------------------------------------------------------------------

                  B)       SHORT-TERM TRADING PROFITS

                  All employees of Jennison Associates are prohibited from profiting in their own accounts and the accounts of their immediate families (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control or any trust of which they are a trustee, or for any other account in which they have a beneficial interest or direct or indirect influence or control from the purchase and sale, or the sale and purchase of the same or equivalent securities within 60 calendar days.  Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent) securities within the 60 day restriction period shall be disgorged to the firm, net of taxes.

                  "Profits realized" shall be calculated consistent with interpretations under section 16(b) of the
         Securities Exchange Act of 1934, as amended, and the regulations thereunder, which require matching any purchase and sale that occur with in a 60 calendar day period across all accounts over which a Jennison director, officer or employee has a direct or indirect beneficial interest (including accounts that hold securities held by members of a person's immediate family sharing the same household) over which the person has direct or indirect control or influence without regard to the order of the purchase or the sale during the period.  As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit.  Conversely, if matching the purchase and sale would result in a loss, profits would not be disgorged.

                  The prohibition on short-term trading profits shall not apply to trading of index options and index futures contracts and options on index futures contracts on broad based indices.  However, such transactions remain subject to the pre-clearance procedures and other applicable procedures.  A list of broad-based indices is provided on Exhibit B.

                  C)       Jennison employees may not purchase of a security if the purchase would deprive any of
         Jennison's clients of an investment opportunity, after taking into account (in determining whether such purchase would constitute an investment opportunity) the client's investments and investment objectives and whether the opportunity is being offered to corporate personnel by virtue of his or her position at Jennison.

                  D)       Jennison employees may not purchase new issues of either common stock, fixed income securities or convertible securities except in accordance with item E below.  This prohibition does not apply to new issues of shares of open-end investment companies.  All Jennison employees shall also obtain prior written approval of the Jennison Personal Investment Committee in the form of a completed "Request to Buy or Sell Securities" form before effecting any purchase of securities on a `private placement' basis.  Such approval will take into account, among other factors, whether the investment opportunity should be reserved for Jennison's clients and whether the opportunity is being offered to the employee by virtue of his or her position at Jennison.

                  E)       Subject to the pre-clearance and reporting procedures, Jennison employees may purchase securities on the date of issuance, provided that such securities are acquired in the secondary market.  Upon requesting approval of such transactions, employees must acknowledge that he or she is aware that such request for approval may not be submitted until after the security has been issued to the public and is trading at
                                                 -----
         prevailing market prices in the secondary market.  Additionally, trade confirmations of executions of such transaction must be received by the Compliance Department no later than the close of business on the day following execution of such trade and must be accompanied by a copy of the final prospectus.  If such trade confirmation is not received, the employee may be requested to reverse (subject to pre-approval) the trade, and any profits or losses avoided must be disgorged to the firm.

                  F)       Subject to the preclearance and reporting procedures, Jennison employees may effect purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.  In the event that approval to exercise such rights is denied, subject to preclearance and reporting procedures, corporate personnel may obtain permission to sell such rights on the last day that such rights may be traded.
                               -------

                  G)       Any transactions in index futures contracts and index options, except those effected on a broad-based index, are subject to the preclearance and reporting requirements.

                  H)       No employee of Jennison Associates may profit in their personal securities accounts or the accounts of their immediate families (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control or any trust of which they are a trustee, or for any other account in which they have a beneficial interest or direct or indirect influence or control by short selling or purchasing put options or writing call options on securities that represent a position in any portfolios managed by Jennison on behalf of its clients.  Any profits realized from such transactions shall be disgorged to the Firm, net of taxes.  Put options, short sales and short sales against the box are subject to the preclearance rules.

                  All employees are prohibited from selling short including "short sales against the box" and from participating in any options transactions on any securities issued by Prudential except in connection with bona fide hedging strategies (e.g., covered call options and protected put options).  However, employees are prohibited from buying or selling options to hedge their financial interest in employee stock options granted to them by Prudential.

                  I)       No employee of Jennison Associates may participate in investment clubs.

                  J)       While participation in employee stock purchase plans and employee stock option plans need not be pre-approved, copies of the terms of the plans should be provided to the Compliance Department as soon as possible so that the application of the various provisions of the Personal Trading Policy may be determined
         (e.g., pre-approval, reporting, short-term trading profits ban).  Jennison employees must obtain pre-approval for any discretionary disposition of securities or discretionary exercise of options acquired pursuant to participation in an employee stock purchase or employee stock option plan.  Nondiscretionary dispositions of securities or exercise are not subject to pre-approval.  Additionally, Jennison employees should report holdings of such securities and options on an annual basis.

                  K)       Subject to pre-clearance, long-term investing through direct stock purchase plans is permitted.  The terms of the plan, the initial investment, and any purchases through automatic debit must be provided to and approved by the Jennison Personal Investment Committee.  Any changes to the original terms of approval, e.g., increasing, decreasing, or termination of participation in the plan, as well as any sales or discretionary purchase of securities in the plan must be submitted for pre-clearance.  Provided that the automatic monthly purchases have been approved by the Jennison Personal Investment Committee, each automatic monthly purchase need not be submitted for pre-approval.  "Profits realized" for purposes of applying the ban on short-term trading profits will be determined by matching the proposed discretionary purchase or sale transaction against the most recent discretionary purchase or sale, as applicable, not the most recent automatic purchase or sale (if applicable).  Additionally, holdings should be disclosed annually.

                  L)       Designated Persons: Requirements for Transactions in Securities Issued by Prudential

                  A Designated Person is an employee who, during the normal course of his or her job has routine access to material, nonpublic information about Prudential, including information about one or more business units or corporate level information that may be material about Prudential. Employees that have been classified as
         Designated Persons have been informed of their status.

                  Designated Persons are permitted to trade in Prudential common stock (symbol: "PRU") only during certain
         "open trading windows".  Trading windows will be closed for periods surrounding the preparation and release of
         Prudential financial results.  Approximately 24 hours after Prudential releases its quarterly earnings to the public, the trading window generally opens and will remain open until approximately three weeks before the end of the quarter.  Designated Persons will be notified by the Compliance Department announcing the opening and closing of each trading window.

                  Designated Persons are required to obtain a dual pre-clearance approval for all transactions from both
                                                              ------------------
         Jennison and Prudential. To request pre-clearance approval, Designated Persons are required to complete a pre-clearance form for Jennison and a separate pre-clearance form for Prudential.  These forms can be obtained from the Compliance Department.  The Compliance Department will notify the Designated Person if their request has been approved or denied.  Please note that pre-clearance also applies to transactions of household members and dependents of any Designated Person and is valid only for the day approval is provided.  All other pre-clearance rules and restrictions apply.

                  M)       Jennison Employee Participation in Jennison Managed Strategies through Managed Account Programs

                  All eligible employees must agree to the following conditions in order to open an account in a managed account program:

|_|      Eligible employees may open accounts in managed account programs only in Jennison-managed strategies.

|_|      Portfolio Managers of the models are prohibited from opening accounts in managed account programs in strategies that he or she manages.

|_|      Portfolio Advisors may open accounts in managed account programs in strategies for which he or she has responsibility; however, these individuals may not direct selling or purchases for his or her own accounts.  All such decisions and implementation of portfolio transactions for Portfolio Advisor accounts will be made by the Director of Managed Account Operations.

|_|      Subject to preclearance, eligible employees may impose restrictions (e.g., prohibit a particular industry, security, etc.)

|_|      Except for the types of permitted restrictions described above, eligible employees will not be permitted to have discretion over the account.  This means that employees will be invested in the model.

|_|      Tax selling is only permitted from the period November 15 through December 15.  In connection with tax selling, eligible employees (except Portfolio Advisors) are permitted to identify specific securities to be sold, however, such sales are subject to the 60-day ban on short-term trading profits.

|_|      In order to avoid the appearance of market timing, contributions and liquidations to the product will be subject to a 60-day black out period.  For example, if you liquidate a portion of your account on January 1 then the first time you can contribute to your account will be March 1.  Similarly, the next time that you could liquidate assets from your account would be May 1.

|_|      Preclearance is not required for the nondiscretionary trades; however, liquidations and contributions will need to be precleared.

|_|      Both the Jennison Compliance Department and Prudential Corporate Compliance will need to receive duplicate confirmations and statements.

                  Employees wishing to open an account in a managed account program will be required to sign an acknowledgement indicating that they understand and agree to the conditions placed on such an account.  Please contact the Compliance Department if you are planning on opening an account in a managed account program.

                  N)       Exceptions to the Personal Trading Policy

                  Notwithstanding the foregoing restrictions, exceptions to certain provisions (e.g., blackout period, pre-clearance procedures, and short-term trading profits) of the Personal Trading Policy may be granted on a case by case basis by Jennison when no abuse is involved and the equities of the situation strongly support an exception to the rule.

                  Investments in the following instruments are not bound to the rules and restrictions as set forth above and may be made without the approval of the Jennison Personal Investment Committee: governments, agencies, money markets, repurchase orders, reverse repurchase orders and open-ended registered investment companies.

                  All employees, on a quarterly basis, must sign a statement that they, during said period, have been in full compliance with all personal and insider trading rules and regulations set forth within Jennison Associates'
         Code of Ethics, Policy Statement on Insider Trading and Personal Trading Policy.

         5.       PENALTIES FOR VIOLATIONS OF JENNISON ASSOCIATES' PERSONAL TRADING POLICIES
                  --------------------------------------------------------------------------

         Violations of Jennison's Personal Trading Policy and Procedures, while in most cases may be inadvertent, must not occur.  It is important that every employee abide by the policies established by the Board of Directors.  Penalties will be assessed in accordance with the schedules set forth below.  These, however, are minimum penalties.  The firm reserves the right to take any other appropriate action, including termination.

         All violations and penalties imposed will be reported to Jennison's Compliance Committee on a monthly basis.  In addition, the Compliance Committee will provide the Board of Directors with an annual report which at minimum:

                  A)       summarizes existing procedures concerning personal investing and any changes in procedures made during the preceding year;

                  B)       identifies any violations requiring significant remedial action during the preceding year; and

                  C)       identifies any recommended changes in existing restrictions or procedures based upon Jennison's experience under its policies and procedures, evolving industry practices, or developments in applicable laws and regulations.

         6.       Type of Violation
                  -----------------

                  A)       Penalties for Failure to Secure Pre-Approval

                  The minimum penalties for failure to pre-clear personal securities transactions include possible reversal of the trade, possible disgorgement of profits, as well as the imposition of additional cash penalties.
         Please note that subsections 2) and 3) have been applied retroactively from its effective date.

                           1)       Failure to Pre-clear Purchase

                           Depending on the circumstances of the violation, the individual may be asked to reverse the trade (i.e., the securities must be sold).  Any profits realized from the subsequent sale, net of taxes must be turned over to the firm.  Please note: The sale or reversal of such trade must be submitted for pre-approval.

                           2)       Failure to Pre-clear Sales that result in long-term capital gains

                           Depending on the circumstances of the violation, the firm may require that profits realized from the sale of securities that are defined as "long-term capital gains" by Internal Revenue Code (the
                  "IRC") section 1222 and the rules thereunder, as amended, to be turned over to the firm, subject to the following maximum amounts:

                  ---------------------------------------------- ---------------------------------------------------
                                 JALLC Position                                 Disgorgement Penalty
                  ---------------------------------------------- ---------------------------------------------------
                  ---------------------------------------------- ---------------------------------------------------
                  Senior Vice Presidents and above               Realized long-term capital gain, net of taxes, up
                                                                      to $10,000.00
                  ---------------------------------------------- ---------------------------------------------------
                  ---------------------------------------------- ---------------------------------------------------
                  Vice Presidents and Assistant Vice Presidents  Realized long-term capital gain, net of taxes, up to $5,000.00
                  ---------------------------------------------- ---------------------------------------------------
                  ---------------------------------------------- ---------------------------------------------------
                  All other JALLC Personnel                      25% of the realized long-term gain, irrespective
                                                                      of taxes, up to $3,000.00
                  ---------------------------------------------- ---------------------------------------------------

                           3)       Failure to Pre-clear Sales that result in short-term capital gains

                           Depending on the nature of the violation, the firm may require that all profits realized from sales that result in profits that are defined as "short-term capital gains" by IRC section 1222 and the rules thereunder, as amended, be disgorged irrespective of taxes.  Please note, however, any profits that result from violating the ban on short-term trading profits are addressed in section 6.C), "Penalty for Violation of Short-Term Trading Profit Rule."

                           4)       Additional Cash Penalties

                  ------------------------- ----------------------------------- -------------------------------------
                                                      VP's and Above                   Other JALLC Personnel
                  ------------------------- ----------------------------------- -------------------------------------
                  ------------------------- ----------------------------------- -------------------------------------
                  First Offense             None/Warning                        None/Warning
                  ------------------------- ----------------------------------- -------------------------------------
                  ------------------------- ----------------------------------- -------------------------------------
                  Second Offense            $1000                               $200
                  ------------------------- ----------------------------------- -------------------------------------
                  ------------------------- ----------------------------------- -------------------------------------
                  Third Offense             $2000                               $300
                  ------------------------- ----------------------------------- -------------------------------------
                  ------------------------- ----------------------------------- -------------------------------------
                  Fourth Offense            $3000                               $400
                  ------------------------- ----------------------------------- -------------------------------------
                  ------------------------- ----------------------------------- -------------------------------------
                  Fifth Offense             $4000 & Automatic Notification of   $500 & Automatic Notification of
                                                 the Board of Directors              the Board of Directors
                  ------------------------- ----------------------------------- -------------------------------------

                  Notwithstanding the foregoing, Jennison reserves the right to notify the Board of Directors for any violation.

                  Penalties shall be assessed over a rolling three year period.  For example, if over a three year period
         (year 1 through year 3), a person had four violations, two in year 1, and one in each of the following years, the last violation in year 3 would be considered a fourth offense.  However, if in the subsequent year (year 4), the person only had one violation of the policy, this violation would be penalized at the third offense level because over the subsequent three year period (from year 2 through year 4), there were only three violations.  Thus, if a person had no violations over a three year period, a subsequent offense would be considered a first offense, notwithstanding the fact that the person may have violated the policy prior to the three year period.

                  B)       Failure to Comply with Recordkeeping Requirements

                  Such violations occur if Jennison does not receive a broker confirmation within ten (10) business days following the end of the quarter in which a transaction occurs or if Jennison does not routinely receive brokerage statements.  Evidence of written notices to brokers of Jennison's requirement and assistance in resolving problems will be taken into consideration in determining the appropriateness of penalties.

         ----------------------------- -------------------------------------- ---------------------------------------
                                                  VP's and Above                      Other JALLC Personnel
         ----------------------------- -------------------------------------- ---------------------------------------
         ----------------------------- -------------------------------------- ---------------------------------------
         First Offense                 None/Warning                           None/Warning
         ----------------------------- -------------------------------------- ---------------------------------------
         ----------------------------- -------------------------------------- ---------------------------------------
         Second Offense                $200                                   $50
         ----------------------------- -------------------------------------- ---------------------------------------
         ----------------------------- -------------------------------------- ---------------------------------------
         Third Offense                 $500                                   $100
         ----------------------------- -------------------------------------- ---------------------------------------
         ----------------------------- -------------------------------------- ---------------------------------------
         Fourth Offense                $600                                   $200
         ----------------------------- -------------------------------------- ---------------------------------------
         ----------------------------- -------------------------------------- ---------------------------------------
         Fifth Offense                 $700& Automatic Notification of the    $300 & Automatic Notification of the
                                            Board                                  Board
         ----------------------------- -------------------------------------- ---------------------------------------

                  Notwithstanding the foregoing, Jennison reserves the right to notify the Board of Directors for any violation.

                  C)       Penalty for Violation of Short-Term Trading Profit Rule

                  Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent)
         securities within 60 calendar days shall be disgorged to the firm, net of taxes.  "Profits realized" shall be calculated consistent with interpretations under section 16(b) of the Securities Exchange Act of 1934, as amended, which requires matching any purchase and sale that occur with in a 60 calendar day period without regard to the order of the purchase or the sale during the period.  As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit.  Conversely, if matching the purchase and sale would result in a loss, profits would not be disgorged.

                  D)       Other policy infringements will be dealt with on a case by case basis

                  Penalties will be commensurate with the severity of the violation.

                  Serious violations would include:

|_|      Failure to abide by the determination of the Personal Investment Committee.

|_|      Failure to submit pre-approval for securities in which Jennison actively trades.

                  E)       Disgorged Profits

                  Profits disgorged to the firm shall be donated to a charitable organization selected by the firm in the name of the firm.  Such funds may be donated to such organization at such time as the firm determines.

                                                         EXHIBIT A

                                 COMPLIANCE AND REPORTING OF PERSONAL TRANSACTIONS MATRIX

Investment Category/Method          Sub-Category                                     Required    Reportable    If reportable,
                                                                                                l                 minimum
                                                                                     Pre-Approva                 reporting
                                                                                       (Y/N)        (Y/N)        frequency
=================================== ================================================ =========== ============ =================
BONDS                               Treasury Bills, Notes, Bonds                         N            N             N/A
                                    Agency                                               N            Y          Quarterly
                                    Corporates                                           Y            Y          Quarterly
                                    MBS                                                  N            Y          Quarterly
                                    ABS                                                  N            Y          Quarterly
                                    CMO's                                                Y            Y          Quarterly
                                    Municipals                                           N            Y          Quarterly
                                    Convertibles                                         Y            Y          Quarterly

STOCKS                              Common                                               Y            Y          Quarterly
                                    Preferred                                            Y            Y          Quarterly
                                    Rights                                               Y            Y          Quarterly
                                    Warrants                                             Y            Y          Quarterly
                                    Automatic Dividend Reinvestments                     N            N             N/A
                                    Optional Dividend Reinvestments                      Y            Y          Quarterly
                                    Direct Stock Purchase Plans with automatic           Y            Y          Quarterly
                                         investments
                                    Employee Stock Purchase/Option Plan                  Y*           Y              *

OPEN-END MUTUAL FUNDS               Affiliated Investments                               N            N             N/A
                                    Non-Affiliated Funds                                 N            N             N/A

CLOSED END FUNDS & UNIT
     INVESTMENT TRUSTS              All Affiliated & Non-Affiliated Funds                N            Y          Quarterly
                                    US Funds (including SPDRs, NASDAQ 100 Index          N            Y          Quarterly
                                         Tracking Shares)
                                    Foreign Funds                                        N            Y          Quarterly

DERIVATIVES                         Any exchange traded, NASDAQ, or OTC option or
                                         futures contract, including, but not
                                         limited to:
                                             Financial Futures                           **           Y          Quarterly
                                             Commodity Futures                           N            Y          Quarterly
                                             Options on Futures                          **           Y          Quarterly
                                             Options on Securities                       **           Y          Quarterly
                                             Non-Broad Based Index Options               Y            Y          Quarterly
                                             Non Broad Based Index Futures               Y            Y          Quarterly
                                                  Contracts and Options on
                                                  Non-Broad Based Index Futures
                                                  Contracts
                                             Broad Based Index Options                   N            Y          Quarterly
                                             Broad Based Index Futures Contracts         N            Y          Quarterly
                                                  and Options on Broad Based Index
                                                  Futures Contracts

LIMITED PARTNERSHIPS, PRIVATE
     PLACEMENTS, & PRIVATE
     INVESTMENTS                                                                         Y            Y          Quarterly

VOLUNTARY TENDER OFFERS                                                                  Y            Y          Quarterly

*  Pre-approval of sales of securities or exercises of options acquired through employee stock purchase or employee stock option plans are required.  Holdings are required to be reported annually; transactions subject to pre-approval are required to be reported quarterly.  Pre-approval is not required to participate in such plans.
**  Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.

                                                         EXHIBIT B

                                                    BROAD-BASED INDICES

                     -----------------------------------------------------------------------
                     Nikkei 300 Index CI/Euro
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 100 Close/Amer Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 100 Close/Amer Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 100 Close/Amer Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 (Wrap)
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     Russell 2000 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     Russell 2000 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P Midcap 400 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     NASDAQ- 100 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     NASDAQ- 100 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     NASDAQ- 100 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     NASDAQ- 100 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     NASDAQ- 100 Open/Euro Index
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P Small Cap 600
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     U.S. Top 100 Sector
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     S&P 500 Long-Term Close
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     Russell 2000 L-T Open./Euro
                     -----------------------------------------------------------------------
                     -----------------------------------------------------------------------
                     Russell 2000 Long-Term Index
                     -----------------------------------------------------------------------

                                                         EXHIBIT C

                                    Other Persons Defined by Jennison as Access Persons

         The following groups of persons have been defined by Jennison as Access Persons because these individuals who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients.  These individuals or groups of individuals are identified on this Exhibit C and will be required to comply with such policies and procedures that Jennison deems necessary as specified on this Exhibit.

         1.       Jennison Directors and Officers who are Prudential Employees
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         Jennison recognizes that a Jennison director or officer who is employed by Prudential ("Prudential Director or
Officer") may be subject to the Prudential Personal Securities Trading Policy ("Prudential's Policy"), a copy of which and any amendments thereto shall have been made available to Jennison's Compliance Department.  A Prudential Director or
Officer does not need to obtain preclearance from Jennison's Personal Investment Committee; provided that the Prudential
Director or Officer is not otherwise have access to current Jennison trading activity.

         For purposes of the recordkeeping requirements of this Policy, Prudential Directors and Officers are required to comply with Prudential's Policy.  Prudential will provide an annual representation to the Jennison Compliance Department, with respect to employees subject to the Prudential Policy,  that the employee has complied with the recordkeeping and other procedures of Prudential's Policy during the most recent calendar year.  If there have been any violations of
Prudential's Policy by such employee, Prudential will submit a detailed report of such violations and what remedial action, if any was taken.  If an employee is not subject to the Prudential Policy, Prudential will provide a certification that the employee is not subject to the Prudential Policy.

         2.       Outside Consultants
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         Outside Consultants and Independent Contractors who work on-site at Jennison and who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments in portfolios managed by
Jennison will be subject to such policies and procedures as determined by Jennison.